UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

Morgans Hotel Group Co.
 (Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Morgans Hotel Group’s Percentage Interest in Hard Rock Is Reduced

On December 10, 2008, Hard Rock Hotel Holdings, LLC  (the “Joint Venture”), a joint venture of which Morgans Hotel Group Co. (the “Company”) is a member, announced that on December 4, 2008, the Chairman of the Nevada Gaming Control Board approved adjustments to the members’ percentage interests in the Joint Venture to take into account fundings made after the Joint Venture acquired the Hard Rock Hotel & Casino in Las Vegas (the “Hard Rock”) and certain related assets on February 2, 2007 (the “Acquisition Closing Date”).  DLJ MB IV HRH, LLC, DLJ Merchant Banking Partners IV, L.P. and DLJMB HRH VoteCo, LLC (collectively, the “DLJMB Parties”) had collectively funded an additional approximately $244.1 million in cash and letters of credit from the Acquisition Closing Date through November 4, 2008, and the Company and Morgans Group LLC (collectively, the “Morgans Parties”) had collectively funded an additional approximately $15.2 million in cash and letters of credit from the Acquisition Closing Date through January 30, 2008. As a result, as of November 4, 2008, after giving effect to the adjustments approved by the Chairman on December 4, 2008, the DLJMB Parties collectively held a 85.84% Percentage Interest (as defined in the Joint Venture’s limited liability company agreement) in the Joint Venture and the Morgans Parties collectively held a 14.16% Percentage Interest (as defined in the Company’s limited liability company agreement) in the Joint Venture.  The Company’s 14.16% Percentage Interest as of November 4, 2008 gives effect not only to cash contributions by the members, but also letters of credit that have been posted by the DLJMB Parties and the Morgans Parties, and differs from the Company’s 20.5% ownership percentage as of that date, which is used for accounting purposes to determine the Company’s profits and losses in the Joint Venture.  When the letters of credit are drawn, the Company’s ownership percentage would be appropriately decreased.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: December 16, 2008

By: /s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer